Exhibit 10.16

2015-1 AMENDMENT
TO THE AMENDED AND RESTATED
SYSCO CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
(Effective June 29, 2013)

WHEREAS, Sysco Corporation (“Sysco”) sponsors and maintains the Amended and Restated Sysco Corporation Executive Deferred Compensation Plan, effective as of June 29, 2013 (the “Plan”), to provide a select group of management and highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA (and therefore exempt from the requirements of Parts 2, 3 and 4 of Title I of ERISA as a “top hat” plan and eligible for the alternative method of compliance for reporting and disclosure which is available for such plans) the opportunity to defer a portion of their annual compensation from Sysco;
WHEREAS, pursuant to Section 9.1 of the Plan, the Compensation Committee of the Board of Directors of Sysco (the “Compensation Committee”) may amend the Plan at any time by an instrument in writing;
WHEREAS, on May 21, 2015, the Compensation Committee approved a new administrative framework for the qualified and nonqualified retirement plans of Sysco; and
WHEREAS, the Compensation Committee has authorized the Senior Vice President—Human Resources and the Executive Vice President–Corporate Affairs, Chief Legal Officer and Corporate Secretary to execute amendments to the qualified and nonqualified retirement plans of Sysco on its behalf.
NOW, THEREFORE, the Plan is hereby amended as follows, effective as of May 22, 2015. (Capitalized terms used but not otherwise defined herein shall have the meaning given them in the Current Plan.)

1.	Article I of the Plan (“Definitions”) is hereby amended to revise the definition of Claimant in its entirety to read as follows (new text in bold and italics):

“Claimant. “Claimant” shall have the meaning set forth in Section 7.5.”

2.
Article I of the Plan (“Definitions”) is hereby amended to revise the definition of Default Investment to delete the reference to the “Administrative Committee” and replace it with a reference to the “Investment Committee.”

3.
Article I of the Plan (“Definitions”) is hereby amended to revise the definition of Fair Market Value to delete the references to the “Administrative Committee” and replace them with references to the “Investment Committee.”

Exhibit 10.16

4.
Article I of the Plan (“Definitions”) is hereby amended to revise the definition of Investment to delete the reference to the “Administrative Committee” and replace it with a reference to the “Investment Committee.”

5.
Article I of the Plan (“Definitions”) is hereby amended to insert a new definition (“Investment Committee”) after the definition of “Investment” and before the definition of “Lump Sum Distribution Option,” to read as follows:

“Investment Committee. “Investment Committee” means the Retirement Plan Investment Committee of Sysco, as appointed by the highest ranking Human Resources executive of Sysco.”

6.
Paragraph (b) of Section 4.2 of the Plan (“Deemed Investment of Deferrals and Company Matches”) is hereby amended to delete the reference to the “Administrative Committee” and replace it with a reference to the “Investment Committee.”

7.	Article VII of the Plan (“Administration”) is hereby amended in its entirety to read as follows (new text in bold and italics):
ARTICLE VII
ADMINISTRATION
7.1    Administrative Committee.
(a)    Administrative Committee Appointment    . The Administrative Committee shall be appointed by the Compensation Committee. Each Administrative Committee member shall serve until his or her resignation or removal. The Compensation Committee or its designee shall have the sole discretion to remove any one or more Administrative Committee members and to appoint one or more replacement or additional Administrative Committee members from time to time.
(b)    Administrative Committee Organization and Voting    . The organizational structure and voting responsibilities of the Administrative Committee shall be as set forth in the charter of the Administrative Committee.
(c)    Powers of the Administrative Committee. Except as provided under Section 7.6 or unless otherwise reserved to the Compensation Committee or the Investment Committee, the Administrative Committee shall have the exclusive responsibility for the general administration of the Plan

Exhibit 10.16

according to the terms and provisions of the Plan and shall have all powers necessary to accomplish those purposes, including but not by way of limitation the right, power and authority:
(i)    to make rules and regulations for the administration of the Plan;
(ii)    to construe, interpret and apply all terms, provisions, conditions and limitations of the Plan;
(iii)     to correct any defect, supply any omission or reconcile any inconsistency that may appear in the Plan in the manner and to the extent it deems expedient to carry the Plan into effect for the greatest benefit of all parties at interest;
(iv)    to designate the persons eligible to become Participants and to establish the maximum and minimum amounts that may be elected to be deferred;
(v)    to determine all controversies relating to the administration of the Plan, including but not limited to: (A) differences of opinion arising between the Company and a Participant in accordance with Section 7.5, except when the difference of opinion relates to the entitlement to, the amount of or the method or timing of payment of a benefit affected by a Change of Control, in which event, such difference of opinion shall be decided by judicial action; and (B) any question it deems advisable to determine in order to promote the uniform administration of the Plan for the benefits of all parties at interest; and
(vi)    to delegate by written notice any plan administration duties of the Administrative Committee to such individual members of the Administrative Committee, individual employees of the Company, or groups of employees of the Company, as the Administrative Committee determines to be necessary or advisable to properly administer the Plan.
(d)    Committee Discretion. The Administrative Committee (or, as applicable, the Compensation Committee), in exercising any power or authority granted under this Plan, or in making any determination under this Plan shall perform or refrain from performing those acts pursuant to such authority using its sole discretion and judgment. By way of amplification and without limiting the foregoing, the Company specifically intends that the Administrative Committee (or, as applicable, the Compensation Committee) have the greatest possible discretionary authority to construe, interpret and apply the terms of

Exhibit 10.16

the Plan and to determine all questions concerning eligibility, participation and benefits. Any decision made by the Administrative Committee (or, as applicable, the Compensation Committee) or any refraining to act or any act taken by the Administrative Committee (or, as applicable, the Compensation Committee) in good faith shall be final and binding on all parties, subject to the provisions of Sections 7.5(a) through 7.5(c). The Administrative Committee’s (or, as applicable, the Compensation Committee’s) decisions shall never be subject to de novo review. Notwithstanding the foregoing, the Administrative Committee’s (or, as applicable, the Compensation Committee’s) decisions, refraining to act or acting is to be subject to judicial review for those incidents occurring during the Plan Year in which a Change of Control occurs and during the next three (3) succeeding Plan Years.
7.2    Investment Committee.
(a)    Investment Committee Appointment. The Investment Committee shall be appointed by the highest ranking Human Resources executive of Sysco. The Investment Committee shall consist of the highest ranking Human Resources executive of Sysco and no fewer than three, but no more than eight, additional members. The members of the Investment Committee shall be selected from and shall include at least one representative of each of Sysco’s Human Resources, Finance, Financial Reporting, and Treasury functions. Each Investment Committee member shall serve until his or her resignation, removal, or termination of employment with Sysco or an affiliate. The highest ranking Human Resources executive of Sysco shall have the sole discretion to remove any one or more Investment Committee members and to appoint one or more replacement or additional Investment Committee members from time to time.
(b)    Investment Committee Organization and Voting    . The organizational structure and voting responsibilities of the Investment Committee shall be as set forth in the charter of the Investment Committee.
(c)    Powers of the Investment Committee. The Investment Committee shall have the exclusive responsibility to select the Investments among which a Participant may designate the deemed investment of the Participant’s Account, to select the Default Investment, and to establish,

Exhibit 10.16

maintain, and modify the procedures pursuant to which Participants allocate their Accounts among Investments.
(d)    Investment Committee Discretion. The Investment Committee, in exercising any power or authority granted under this Plan, or in making any determination under this Plan shall perform or refrain from performing those acts pursuant to such authority using its sole discretion and judgment. Any decision made by the Investment Committee or any refraining to act or any act taken by the Investment Committee in good faith shall be final and binding on all parties, subject to the provisions of Sections 7.5(a) through 7.5(c). The Investment Committee’s decisions shall never be subject to de novo review.
7.3    Reimbursement of Expenses. The Administrative Committee and the Investment Committee shall serve without compensation for their respective services but shall be reimbursed by Sysco for all expenses properly and actually incurred in the performance of their respective duties under the Plan.
7.4    Indemnification. To the extent permitted by law, members of the Board of Directors, members of the Compensation Committee, members of the Administrative Committee, members of the Investment Committee, employees of the Company, and all agents and representatives of the Company shall be indemnified by the Company, and saved harmless against any claims resulting from any action or conduct relating to the administration of the Plan, except claims arising from gross negligence, willful neglect or willful misconduct.
7.5    Claims Procedure. Any person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (referred to hereinafter as a “Claimant”) must file a written request for such benefit with the Administrative Committee; provided, however, that any claim involving entitlement to, the amount of or the method of or timing of payment of a benefit affected by a Change of Control shall be governed by Section 7.1(c)(v)(A). Such written request must set forth the Claimant’s claim and must be addressed to the Administrative Committee at Sysco’s principal office.
(a)    Initial Claims Decision. The Administrative Committee shall generally provide written notice to the Claimant of its decision within ninety (90) days (or forty-five (45) days for a Disability-based claim) after the claim is filed with the Administrative Committee; provided, however, that the

Exhibit 10.16

Administrative Committee may have up to an additional ninety (90) days (or up to two (2) thirty (30) day periods for a Disability-based claim), to decide the claim, if the Administrative Committee determines that special circumstances require an extension of time to decide the claim, and the Administrative Committee advises the Claimant in writing of the need for an extension (including an explanation of the special circumstances requiring the extension) and the date on which it expects to decide the claim.
(b)    Appeals. A Claimant may appeal the Administrative Committee’s decision by submitting a written request for review to the Administrative Committee within sixty (60) days (or one hundred eighty (180) days for a Disability-based claim) after the earlier of receiving the denial notice or after expiration of the initial review period. Such written request must be addressed to the Administrative Committee at Sysco’s principal office. In connection with such request, the Claimant (and his or her authorized representative, if any) may review any pertinent documents upon which the denial was based and may submit issues and comments in writing for consideration by the Administrative Committee. If the Claimant’s request for review is not received within the earlier of sixty (60) days (or one hundred eighty (180) days for a Disability-based claim) after receipt of the denial or after expiration of the initial review period, the denial shall be final, and the Claimant shall be barred and estopped from challenging the Administrative Committee’s determination.
(c)    Decision Following Appeal. The Administrative Committee shall generally make its decision on the Claimant’s appeal in writing within sixty (60) days (or forty-five (45) days for a Disability-based claim) following its receipt of the Claimant’s request for appeal; provided, however, that the Administrative Committee may have up to an additional sixty (60) days (or forty-five (45) days for a Disability-based claim) to decide the claim, if the Administrative Committee determines that special circumstances require an extension of time to decide the claim and the Administrative Committee advises the Claimant in writing of the need for an extension (including an explanation of the special circumstances requiring the extension) and the date on which it expects to decide the claim. The Administrative Committee shall notify the Claimant of its decision on the Claimant’s appeal in writing, regardless of whether the decision is adverse.

Exhibit 10.16

(d)    Decisions Final; Procedures Mandatory. A decision on appeal by the Administrative Committee shall be binding and conclusive upon all persons, and completion of the claims procedures described in this Section 7.5 shall be a mandatory precondition to commencement of any court proceeding in connection with the Plan by a person claiming rights under the Plan or by another person claiming rights through such a person. The Administrative Committee may, in its sole discretion, waive the procedures described in this Section 7.5 as a mandatory precondition to such an action.
7.6    Compensation Committee Decisions. Notwithstanding anything in the Plan to the contrary, any determination made with respect to the benefits or rights of an Executive Officer under this Plan shall not be made by the Administrative Committee but shall instead be made by the Compensation Committee, and each provision of the Plan otherwise governing such a determination shall be interpreted and construed to substitute the Compensation Committee for the Administrative Committee in such provision.

8.	Except as specifically amended hereby, the Plan shall remain in full force and effect as prior to this Amendment.

[Signature Page Follows]

Exhibit 10.16

IN WITNESS WHEREOF, Sysco Corporation has caused this Amendment to be executed, effective as set forth herein.

SYSCO CORPORATION

By:	/s/ PAUL MOSKOWITZ
Name: Title:	PAUL MOSKOWITZ Senior Vice President of HR

ATTEST:

By:	/s/ Erin Packwood
Name: Title:	Erin Packwood Vice President Total Rewards